Exhibit 4.24

Confidential

Table of Contents

Agreement for the Issuance and Subscription of
Convertible Notes

dated as of May 18th, 2020

by and between

WISeKey International Holding Ltd	(hereinafter Issuer)
General-Guisan-Strasse 6, 6300 Zug
a company incorporated under the laws of Switzerland and reg-
istered in the commercial registry under the federal number
CHE-143.782.707

and

Nice & Green SA	(hereinafter Investor)
Chemin du Joran 10, 1260 Nyon,
a company incorporated under the laws of Switzerland and reg-
istered in the commercial registry under the federal number
CHE-114.814.512

The Issuer and the Investor are hereinafter referred to as a Party and together as the Parties regarding the grant of a convertible loan facility denominated in notes convertible into registered shares, par value CHF 0.05 each, of the Issuer

Confidential

Whereas:

A.	The Investor is a company specialized in providing corporate services relating to flexible financings.

B.	The Issuer is a Swiss corporation limited by shares listed on SIX Swiss Exchange and with ADSs traded on Nasdaq.

C.	As at the date of this Agreement, the Issuer issued shares with a nominal value of CHF 0.01 each (the Class A Shares) and with a nominal value of CHF 0.05 each (the Class B Shares). The Class B Shares are listed on SIX Swiss Exchange. As of the date of this Agreement, the Issuer has an authorized share capital of CHF 425,152.05 divided in 8,503,041 Class B Shares and a conditional share capital of CHF 296,497.30 divided in 5,929,946 Class B Shares reserved for rights granted in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer’s articles of association).

D.	The Issuer and the Investor have agreed to enter into this Agreement with respect to the commitment of the Investor to subscribe, over the course of a period of twenty-four (24) months (subject to acceleration as set out herein) starting from the first Subscription Date (as defined below), for loan notes issued by the Issuer with an aggregate principal value of up to a maximum of CHF 10,000,000 (the Maximum Commitment) convertible into Shares, such convertible loan notes divided into twenty-five (25) tranches (the Tranches) and such tranches further subdivided into twenty-five (25) sub-notes (each a Convertible Note). The applicable Terms are set out in Schedule 1.

It is therefore agreed as follows:

1.	Definitions and Interpretation

In this Agreement, the following terms, when written with a capital initial letter, have the meaning ascribed to them below, in the Terms or elsewhere in the Agreement. In case of a discrepancy between the definition appearing in this Clause 1 and that appearing in a specific provision of this Agreement, such latter definition will prevail.

ADSs	American Depositary Shares representing Class B Shares;

Affiliate	shall mean a person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with, another person or entity;

Agreement	means this agreement, as amended from time to time;

Backstop Date	shall have the meaning ascribed to it in Clause 8(c);

Bloomberg	means Bloomberg LP, or should Bloomberg LP cease to exist, any other financial news and data service provider of reference publishing reliable data on the Shares;

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

Board of Directors	means the board of directors of the Issuer;

Business Day	shall have the meaning set forth in the Terms;

Calculation Period	shall have the meaning set forth in Clause 8(d);

Cash Redemption Formula	shall have the meaning set forth in Clause 9;

Change of Control	shall have the meaning set forth in the Terms;

Class B Shares	shall have the meaning set forth in recital C;

Commitment Fee(s)	shall have the meaning set forth in Clause 16;

Commitment Period	means a period starting on the second Business Day following the Signing Date and ending on the date falling seven hundred and thirty (730) calendar days thereafter;

Control	means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a person, whether through ownership or otherwise, and the terms “Controlling” and “Controlled” shall have a correlative meaning;

Convertible Notes	shall have the meaning set forth in recital D;

Conversion	shall have the meaning set forth in the Terms;

Conversion Amount	means the amount payable for each New Share upon Conversion of a Tranche or any part thereof into New Shares;

Conversion Date	means the date on which Conversion is requested;

Conversion Notice	shall have the meaning set forth in Clause (a), and having the form set out in Schedule 3 and to be sent to via email to: exercise.notice@wisekey.com;

Conversion Period	means the period during which Conversion may be made according to the Terms and being for each Convertible Note issued under a Tranche the period from the Subscription Date and ending on the twelve (12)-month anniversary of the Subscription Date (provided that the Conversion Period may be shortened as set out herein);

Conversion Price	shall have the meaning set forth in the Terms;

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

Daily VWAP	shall have the meaning set forth in the Terms;

Event of Default	shall have the meaning set forth in Clause 13(a) below;

Exchange	shall have the meaning set forth in the Terms;

Final Statement	shall have the meaning set forth in Clause 17(e);

Floor Price	shall have the meaning set forth in Clause 5.2(i);

FMIA	means the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of June 19, 2015, as amended from time to time;

Group Companies	means the Issuer and its subsidiaries;

HMT	shall have the meaning set forth in Clause 11;

Incentive Fee	shall have the meaning set forth in Clause (a);

Indebtedness	means any indebtedness for or in respect of:

(i) any monies borrowed pursuant to one or more credit facility agreements or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(ii) the amount of any liability in respect of any guarantee for any of the items referred to in paragraph (i) above,

it being understood that any amount calculated under this definition may only be counted once, even if an item may qualify under various paragraphs;

Indemnified Liabilities	shall have the meaning set forth in Clause 22;

Investor Indemnities	shall have the meaning set forth in Clause 22;

Investor Suspension Period	shall have the meaning set forth in Clause 3.1(b);

Issuer Suspension Period	shall have the meaning set forth in Clause 7(b);

Lien	means any mortgage, lien, pledge, charge or any other security interest or encumbrance of any kind, except the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire any property or asset under any conditional sale agreement, lease purchase agreement, sale in view of and subsequent leaseback arrangement or other similar title retention agreement;

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

Material Adverse Change	shall have the meaning set forth in the Terms;

Maximum Commitment	shall have the meaning set forth in recital D;

Net Capital Gain	shall have the meaning set forth in Clause 17(b);

Net Capital Loss	shall have the meaning set forth in Clause 17(b);

New Shares	shall have the meaning set forth in the Terms;

OFAC SDN List	shall have the meaning set forth in Clause 11;

Parties	shall have the meaning set forth on the cover page of this Agreement;

Quarterly Statement	shall have the meaning ascribed to it in Clause 17(d);

Redemption	shall have the meaning ascribed to it in Clause 15;

Reference Date	shall mean the respective Trading Day immediately preceding the relevant Subscription Date;

Restricted Period	shall have the meaning set forth in Clause 12(e).

Sanctions	shall have the meaning set forth in Clause 11;

Sanctions Programs	shall have the meaning set forth in Clause 11;

Securities Act	shall have the meaning set forth in Clause 12(e).

Shares	shall have the meaning set forth in the Terms;

Sharing Basis	shall have the meaning set forth in Clause 17(b);

Signing Date	is the date of this Agreement;

Step Plan	shall have the meaning set forth in Clause 8(e).

Subscription Dates	the dates on which the Tranches are subscribed for by the Investor;

Subscription Price	shall have the meaning set forth in Clause 2(b);

Subscription Request	means the request in the form as set out in Schedule 2 pursuant to which the Issuer requests the Investor to subscribe for a Tranche;

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

Terms	means the terms and conditions of the Convertible Notes set out in Schedule 1.

Trading Day	shall have the meaning set forth in the Terms;

Tranche	shall have the meaning set forth in recital D;

Transaction Costs	means all reasonable costs (including fees and charges) incurred by the Investor in connection with the sale of New Shares; and

UNSC	shall have the meaning set forth in Clause 11.

U.S. Person(s)	shall have the meaning set forth in Clause 12(e).

2.	Commitment to Subscribe for the Convertible Notes

(a)	Subject to the terms of this Agreement and the Terms, the Investor undertakes to subscribe for up to twenty-five (25) Tranches during the Commitment Period up to the amount of the Maximum Commitment. For the avoidance of doubt, the Investor shall not be obliged to subscribe for Convertible Notes in excess of the Maximum Commitment. The Terms for the Convertible Notes issued under each Tranche shall be as set out in Schedule 1.

(b)	The subscription price for each Tranche shall be equal to its respective nominal value, such nominal value corresponding to the higher of (i) the aggregated value (“traded value” as reported by Bloomberg) of the Shares traded on SIX Swiss Exchange during the five (5) Trading Days preceding the respective Reference Date of each Tranche multiplied by 0.6; or (ii) CHF 125,000 (the Subscription Price). Accordingly, the nominal value of each Convertible Note issued under the respective Tranche shall correspond to the relevant Subscription Price divided by twenty-five (25).

(c)	The Issuer commits to drawing at least three (3) Tranches during the Commitment Period.

(d)	Unless stipulated in this Agreement otherwise, each Tranche shall be converted into New Shares during the Conversion Period.

(e)	For each Tranche, the Investor shall pay the Subscription Price to the Issuer upon the issuance of twenty-five (25) Convertible Notes, whereby each Convertible Note has a nominal value corresponding to the relevant Subscription Price divided by twenty-five (25).

(f)	The Issuer shall procure that the Board of Directors (i) passes a resolution to issue the Convertible Notes under a Tranche at the latest at the date of the relevant Subscription Request, and (ii) reserves out of the conditional share capital of the Issuer the Shares required to cover the relevant Subscription Request. The Issuer shall procure that the Board of Directors resolves to allot the Convertible Notes so subscribed to the Investor without undue delay following payment.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(g)	The Issuer is not required to deliver physical certificates representing the Convertible Notes to the Investor. Payment of the Subscription Price for each Tranche will evidence that the Investor, until the Convertible Notes issued under a Tranche has been fully Converted, is the holder and owner of the issued Convertible Notes. The Issuer will keep a written ledger in which each Convertible Note issued is recorded. If and when so requested by the Investor, the Issuer shall deliver a copy of the ledger, certified by the CFO and CEO to be a true copy of the ledger, without delay to the Investor.

3.	Early Termination and Suspension

3.1	Right to Early Terminate or Suspend the Agreement

(a)	The Investor has the right to terminate the Agreement by written notice to the Issuer if:

(i)	the Share market closing price as published by Bloomberg at any time during the Commitment Period is equal to or lower than CHF 0.075;

(ii)	a Suspension Period (as defined below) exceeds three (3) months.

(b)	In cases of Clause 3.1(a)(i), in addition to the termination right, the Investor may alternatively elect, at its own discretion, to suspend the Agreement until the Share market price as published by Bloomberg again equals or exceeds CHF 0.075 by written suspension notice to the Issuer (such time period, the Investor Suspension Period). Notwithstanding any suspension, the Investor is at any time entitled to terminate this Agreement according to Clause 3.1(a).

3.2	Consequences of the Termination of the Agreement

(a)	If the Agreement is terminated, the Maximum Commitment ceases to exist and the issued Convertible Notes shall, at the Issuer’s discretion (by giving notice to the Investor), be either (i) Converted within a maximum of thirty (30) calendar days, or (ii) repaid in cash by the Issuer, whereby the amount to be repaid shall be calculated using the Cash Redemption Formula (as defined below).

(b)	To the extent the Issuer requests Conversion as per Clause 3.2(a), the Investor, irrespective of the formal Conversion Period following from the Terms but subject to an Event of Default not having occurred and being outstanding and subject to the Investor’s rights pursuant to Clause 15, irrevocably undertakes to request and execute Conversion of all outstanding Convertible Notes within the stipulated time period. Should the Investor fail to execute such Conversion, the Issuer shall be authorized to require Conversion on behalf of the Investor during the last ten (10) Business Days of the stipulated time period. Such Conversion shall be made through the Issuer (or any person designated by the Issuer) completing a Conversion Notice on behalf of the Investor. A copy of such Conversion Notice shall immediately be sent to the Investor. The Conversion Price shall be calculated as described in Clause 8(d).

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

3.3	Consequences of a Suspension of the Agreement by the Investor

If the Investor suspends the Agreement pursuant to Clause 3.1(b), the Issuer shall not be entitled to request the Investor to subscribe for further Tranches during the duration of the Investor Suspension Period. The Commitment Period shall be extended, on a day-by-day basis, by such number of days as corresponds to the duration of the Investor Suspension Period.

4.	Purpose

The Issuer shall use all amounts received from subscriptions hereunder for general corporate purposes. The Investor is not bound to monitor or verify the application of any such amount.

5.	Conditions Precedent

5.1	Initial Conditions Precedent

The Investor shall only be obliged to subscribe for the first Tranche if it has received all of the documents set out below in form and substance reasonably satisfactory to it.

(a)	minutes from a meeting of the Board of Directors evidencing that the Board of Directors has resolved (i) to enter into this Agreement, and (ii) to reserve out of the conditional share capital of the Issuer the Shares required to cover the relevant Subscription Request for the Convertible Notes.

5.2	Further Conditions Precedent

(a)	The Investor shall only be obliged to subscribe for the first Tranche and each subsequent Tranche if on the Subscription Date:

(i)	the closing price for the Shares as published by Bloomberg is equal to or higher than CHF 0.075 (the Floor Price);

(ii)	the Issuer has complied with the covenants of the Issuer set forth in Clause 10 hereunder;

(iii)	there is no event or change rendering any one of the representations and warranties set forth in Clause 11 untrue or incorrect in any material respect;

(iv)	no Event of Default is outstanding;

(v)	the Commitment Period has not elapsed;

(vi)	there is a sufficient amount of treasury shares or listed conditional share capital reserved with respect to the New Shares expected to be issuable pursuant to the Subscription Request; and

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(vii)	the Shares continue to be listed on SIX Swiss Exchange and/or on any other Exchange, as the case may be, and the listing of the Issuer’s Shares has not been suspended or threatened to be suspended from listing on SIX Swiss Exchange and/or on any other Exchange, as the case may be, as of the relevant date, by SIX Swiss Exchange and/or any other Exchange, as the case may be.

(b)	The Investor has the discretionary right to waive the total or partial satisfaction of any one of the above-mentioned conditions.

6.	Utilization

The Issuer may utilize the Maximum Commitment by delivery to the Investor of a duly completed Subscription Request not later than 10.00 a.m. eleven (11) days before the proposed Subscription Date.

7.	Maximum Number of Subscription Requests and Suspension

(a)	The Issuer may only deliver one Subscription Request every twenty-one (21) Business Days beginning on the second Business Day following the Signing Date. Notwithstanding the above, if market conditions make it possible, the Investor and the Issuer may agree on one or more additional Subscription Request(s) to be made by the Investor before the end of the twenty-one (21) Business Days period until the Maximum Commitment is reached.

(b)	If the closing price for the Shares as published by Bloomberg falls below the Floor Price, the Issuer shall have the right to suspend the subscription of the Tranches for a time period until such closing price again equals or exceeds the Floor Price (such time period, the Issuer Suspension Period). The Issuer shall immediately notify the Investor of such suspension as well as of the end of such Issuer Suspension Period. During the Issuer Suspension Period, the Investor shall not have any obligation to subscribe for Tranches.

8.	Conversion of the Convertible Notes

(a)	The Investor may, by delivering to the Issuer a Conversion Notice, request Conversion of each Convertible Note or part thereof held by the Investor into fully paid New Shares at any time during the Conversion Period (the Conversion Notice).

(b)	The Investor is obliged to request Conversion of each Convertible Note held by the Investor no later than at the expiration of the Conversion Period except in case an Event of Default has occurred and is outstanding and subject to the Investor’s rights pursuant to Clause 15 and the Investor hence irrevocably undertakes to request Conversion of all outstanding Convertible Notes prior to the expiration of the Conversion Period. To the extent the Investor fails to request Conversion prior to the date falling ten (10) Business Days prior to the expiration of the Conversion Period, the Issuer is entitled to request Conversion during the last ten (10) Business Days of the Conversion Period.

(c)	It is understood and agreed that to the extent the formal Conversion Period pursuant to the Terms would extend beyond the date that falls twelve (12) months following the expiration of the Commitment Period (the Backstop Date), the Investor is nonetheless obliged to request Conversion of each Convertible Note held by the Investor prior to the Backstop Date except in case an Event of Default has occurred and is outstanding and subject to the Investor’s rights pursuant to Clause 15 and the Investor hence irrevocably undertakes to request Conversion of all outstanding Convertible Notes prior to the Backstop Date. To the extent the Investor has failed to request Conversion prior to the date falling ten (10) Business Days prior to the Backstop Date, the Issuer shall be authorized to request Conversion on behalf of the Investor during the last ten (10) Business Days immediately prior to the Backstop Date. Such Conversion shall be made through the Issuer (or any person designated by the Issuer) completing a Conversion Notice on behalf of the Investor. A copy of such Conversion Notice shall immediately be sent to the Investor.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(d)	The Conversion Price (and hence the price for each New Share) that will be applied at Conversion is set out in the Terms (it is noted that the Conversion Price shall never be lower than CHF 0.05). The Conversion Price shall be calculated in accordance with the Terms which stipulate that ninety-five (95) percent of the lowest Daily VWAP for a Share during the ten (10) Trading Days immediately preceding the Conversion Date (the Calculation Period) shall be used.

(e)	The issuance of New Shares will be made by the Issuer within twenty-four (24) hours from the receipt of a Conversion Notice in accordance with the Terms and the step plan for creation of the New Shares (the Step Plan) attached hereto as Schedule 4.

(f)	In order to deliver the New Shares to be received by the Investor upon Conversion, the Issuer shall, through SIS SIX AG, the Swiss central securities depository, and/or through the relevant responsible organization in case that the Issuer’s Shares are listed on an Exchange other than SIX Swiss Exchange, deliver or procure to be delivered, no later than within twenty-four (24) hours from the receipt of a Conversion Notice, the New Shares to the securities account of the Investor notified to the Issuer. The Issuer shall deliver such New Shares out of treasury or conditional capital or any other manner compliant with Swiss law, under exclusion of any pre-emptive rights of existing shareholders.

9.	Repayment of the Tranches

As set out in the Terms, when the Issuer receives a Conversion Notice, the Issuer has the right, instead of issuing New Shares, to redeem the Convertible Note in cash using the following formula:

V = Vn / 0.97, where:

“V”: the amount redeemed to the Investor; and

“Vn”: nominal value of the Convertible Note

(the Cash Redemption Formula).

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

The repayment shall be made in accordance with the provisions set out in the Terms.

10.	Covenants of the Issuer

The Issuer covenants and agrees, in respect of the period from the Signing Date and as long as any Convertible Note is outstanding:

(a)	It will following Conversion take all necessary actions to procure that the New Shares are delivered to the securities account of the Investor as designated by the Investor.

(b)	It will take all necessary steps in order to comply in all material respects with all applicable Swiss legal requirements and all applicable rules and regulations of any competent authority in Switzerland and with legal requirements applicable to the Issuer in case of a listing on an Exchange other than SIX Swiss Exchange in connection with the issue of the Convertible Notes and the Conversion and issue of New Shares.

(c)	At all times and in all material respect uphold, it will comply and act in accordance with the relevant provisions of the Issuer’s listing agreement with SIX Swiss Exchange and/or with any other Exchange, as the case may be, the rules applying to companies whose shares are listed on SIX Swiss Exchange and/or on any other Exchange, as the case may be, the articles of association of the Issuer, and any and all other rules and regulations applicable to the Issuer from time to time.

(d)	It will take any necessary steps and measures in order for the New Shares to be listed and tradable upon issuance.

(e)	The Issuer will, and the Issuer will cause the other Group Companies to:

(i)	insure their assets and businesses in such manner and to such extent as is customary for companies engaged in the same or similar business in similar locations; and

(ii)	pay and discharge all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any of their properties; provided that it shall not be required to pay or discharge any such tax, assessment, charge, levy or claim which is being contested in good faith or on which an agreement would be found by the relevant authorities.

(f)	subject to Clause 10(g), the Issuer shall give the Investor promptly notice of any draw-down with respect to any of its existing or future other standby equity distribution agreements, equity lines or similar instruments.

(g)	The Issuer shall refrain from disclosing, and shall cause its officers, directors, employees, advisors and agents to refrain from disclosing, any material non-public information to the Investor without also disseminating such information to the public.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

11.	Representations and Warranties of the Issuer

The Issuer hereby represents and warrants to the Investor that the representations and warranties given in this Clause shall be true and correct at the Signing Date and at each Subscription Date:

(a)	The Issuer is duly incorporated and validly existing under the laws of Switzerland and has the requisite power and authority to enter into and perform its obligations under this Agreement, the Convertible Notes and pursuant to any certificate or other document furnished or to be furnished under this Agreement. The Issuer has full corporate power and all necessary licenses, permits and authorizations to carry on its business as now conducted and to own, lease and operate the assets and properties necessary in connection therewith. All issued shares of the Issuer are fully paid-in and non-assessable.

(b)	The Issuer or any of the Material Subsidiaries have not filed any petition for their winding-up, are not insolvent within the meaning of applicable laws (subject to subordination declarations, as per the most recent reports), and have not made any assignment or initiated any arrangement with their creditors, nor has any petition for receivership or any administration order been presented in respect of any of the Group Companies. No receiver or liquidator has been appointed in respect of the Group Companies or any of their material assets. A Material Subsidiary is any subsidiary or affiliate which contributes for more than 25% of the total turnover of the Issuer group.

(c)	This Agreement, and any certificate or other document furnished or to be furnished under this Agreement and the performance by the Issuer of its obligations under them have been duly authorized by all necessary corporate action on the part of the Issuer, and this Agreement and any other document or instrument executed in connection with this Agreement including each Tranche will, when executed, constitute valid and binding and enforceable obligations of the Issuer in accordance with their respective terms.

(d)	The execution by the Issuer of this Agreement and any other document or instrument in connection with it, and the performance by the Issuer of its obligations under the Agreement and the consummation of the transaction provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Issuer or, to the best of the Issuer’s knowledge of any applicable law, order, judgement or decree of any court or governmental agency or of any agreement to which the Issuer is a party or by which the Issuer is bound.

(e)	The Issuer has fully complied with all reporting requirements and other obligations in accordance with Swiss securities laws and regulations of SIX, in particular with Articles 49 through 56 of the SIX listing regulations. The Issuer’s consolidated financial statements as of and for the period ended December 31, 2019 and 2018 fairly present, in all material respects, the consolidated financial position of the Issuer as at December 31, 2019 and 2018, respectively, and its consolidated results of operations and its consolidated cash flows for the years then ended in accordance with U.S. GAAP. From December 31, 2019 until the date hereof, the business of the Issuer has been conducted in the ordinary course of business in a manner consistent with past practice, unless otherwise disclosed by the Issuer in public announcements made in accordance with the pertinent stock exchange rules.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(f)	The Investor has solely relied on publicly available information disclosed by the Issuer. Taking the respective dates of, and the periods referred to in, such information into account, including the timing of the regular reporting duties, such information does, at such dates and for such periods, not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein (except to the extent deferral of disclosure is permissible under applicable law, including SIX regulations) and are, in the light of the circumstances under which they are made, not misleading.

(g)	The Issuer is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, provincial, local or other governmental or regulatory authority in connection with the execution, delivery and performance by the Issuer of this Agreement and the delivery of the New Shares to the Investor, nor to issue of a prospectus according to Swiss law or the listing rules of SIX Swiss Exchange and/or according to the rules of any other Exchange, if applicable.

(h)	The Shares are, and the New Shares will upon issuance be, listed on SIX Swiss Exchange and/or on any other Exchange, as the case may be.

(i)	There are no material suits, administrative, arbitration or other proceedings (including but not limited to tax proceedings) pending or to the Issuer’s knowledge threatened against any of the Group Companies, and there are no such material suits or proceedings pending or to the Issuer’s knowledge threatened by the Group Companies against any other person, nor are there to the Issuer’s knowledge any circumstances which may result in such material suits, administrative, arbitration or other proceedings, the outcome of which, if it were unfavorable, would individually have a Material Adverse Change.

(j)	Each Convertible Note will constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and, at all times so long as any amount thereunder is outstanding, shall rank equally with all other present or future unsecured and unsubordinated debt securities of the Issuer.

(k)	The Issuer has not, directly or indirectly, made any agreement or commitment with or to any investors where as a result of the issuance or sale of Shares under this Agreement any person or entity would have (i) pre-emptive rights or rights of first refusal with respect to the Shares to be delivered to the Investor or (ii) other rights to purchase or receive Shares or other securities of the Issuer.

(l)	Neither the Issuer and its Affiliates nor, to the knowledge of the Issuer, any director, officer, agent, employee or Affiliate of any of them is a person or entity that is, or is owned fifty (50) percent or more or controlled by one or more persons or entities that are:

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(i)	on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Asset Control (OFAC SDN List);

(ii)	the subject of any economic sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council (UNSC), the European Union (EU), Her Majesty’s Treasury (HMT), or other relevant sanctions authority (collectively, Sanctions), nor has a place of business in, or is operating, organized, resident or doing business in, a country or territory that is, or whose government is, the subject of OFAC’s sanctions programs (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria) (Sanctions Programs).

The Issuer and its Affiliates shall not, directly or indirectly, use the proceeds received under this Agreement, or lend, contribute, facilitate or otherwise make available such proceeds, directly or indirectly, to any Person: (a) to fund, directly or indirectly, any activities or business of or with any Person that is identified on the OFAC SDN List or that is an entity that is owned fifty (50) percent or more by one or more persons that are on the OFAC SDN List, or in any country or territory, that, during the time of such funding activities, is, or whose government is, the subject of Sanctions or Sanctions Programs; or (b) in any other manner that will result in a violation of Sanctions. The Issuer is not in violation of any of the sanctions imposed pursuant to CAATSA.

12.	Representations and Warranties and Covenants by the Investor

The Investor hereby represents and warrants to the Issuer that the representations and warranties given in this Clause shall be true and correct at the Signing Date and at each Subscription Date:

(a)	The Investor is duly incorporated and validly existing under the laws of Switzerland and has the requisite power and authority to enter into and perform its obligations under this Agreement, the Convertible Notes and in any certificate or other document furnished or to be furnished under this Agreement. The Investor has full corporate power and all necessary licenses, permits and authorizations to carry on its business as now conducted and to own, lease and operate the assets and properties necessary in connection therewith.

(b)	The Investor has not filed any petition for winding-up, is not insolvent within the meaning of applicable laws, and has not made any assignment or initiated any arrangement with its creditors, nor has any petition for receivership or any administration order been presented in respect of the Investor. No receiver or liquidator has been appointed in respect of the Investor or any of its material assets.

(c)	This Agreement, and any certificate or other document furnished or to be furnished under this Agreement and the performance by the Investor of its obligations under them have been duly authorized by all necessary corporate actions on the part of the Investor, and this Agreement and any other document or instrument executed in connection with this Agreement including each Tranche will, when executed, constitute valid and binding and enforceable obligations of the Investor in accordance with their respective terms.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(d)	The execution by the Investor of this Agreement and any other document or instrument in connection with it, and the performance by the Investor of its obligations under the Agreement and the consummation of the transaction provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Investor or, to the best of the Investor’s knowledge of any applicable law, order, judgement or decree of any court or governmental agency or of any agreement to which the Investor is a party or by which the Investor is bound.

(e)	The Investor is a person other than a “U.S. person” (as defined in Regulation S (Regulation S) under the U.S. Securities Act of 1933, as amended (the Securities Act) - U.S. Person(s)) and is located outside the United States. The Investor understands that the Convertible Notes offered to or purchased by it are subject to restrictions on resale into the United States and to U.S. Persons for a period of 40 days after the issuance of such Convertible Notes in the name of the Investor (each such period, the Restricted Period), and agrees that, during the Restricted Period, it will not (x) offer, sell, pledge or otherwise transfer such Convertible Notes into the United States or to U.S. Persons, and that any such sale, offer, sale, pledge or transfer will be conducted in an “offshore transaction” (as defined in Regulation S) and without “directed selling efforts” (as defined in Regulation S) in the United States or (z) deposit the New Shares in an unrestricted depositary receipt facility (including the Company’s ADS facility in the United States). The Investor understands that the Convertible Notes and the New Shares are being offered and sold to it pursuant to an exemption from registration under the Securities Act, or transaction not subject to, the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that the Convertible Notes and the New Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. The Investor agrees to notify any transferee to whom it subsequently reoffers, resells, pledges or otherwise transfers the Convertible Notes or New Shares during the Restricted Period of the restrictions set forth herein. In addition, prior to any such subsequent reoffer, resale, pledge or other transfer of the Convertible Notes or New Shares, the Investor will obtain from such transferee a written undertaking to comply with the transfer restrictions set forth herein.

13.	Events of Default

(a)	Event of Default means any of the following occurrences during the Conversion Period:

(i)	default by the Issuer in the payment of any cash amount due to the Investor under the Agreement (including, for the avoidance of doubt, the payment of the Investor’s legal fees and the Commitment Fee) or a breach of a covenant of the Issuer set forth in Clause 10 (not waived in writing by the Investor) and which, if curable, is not cured within thirty (30) days as from the first of the following dates: (i) the date on which the Issuer becomes aware of this breach and (ii) the date on which the Investor notifies such breach to the Issuer, requesting that it be cured;

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(ii)	the de-listing of the Shares from SIX Swiss Exchange and/or from any other Exchange, as the case may be, at the request of the Issuer; for the avoidance of doubt, as long as the Shares are listed on one Exchange, a delisting of the Shares from another Exchange shall not be an Event of Default;

(iii)	The issuance of the New Shares and their transfer via book-entry to the Investor share account is no longer legally permitted by all laws and regulations to which the Issuer is subject;

(iv)	the Investor becomes entitled according to Clause 8.1 or 8.2 of the Terms to request immediate repayment of the Convertible Notes;

(v)	a Material Adverse Change or Change of Control has occurred;

(b)	Upon the occurrence of an Event of Default, the Investor shall be entitled, at its sole discretion, to terminate this Agreement, in which case the Parties shall be under no further liability arising out of the Agreement (except as otherwise specifically provided and except for any liability arising before or in relation to such termination).

Upon such termination:

(i)	the Investor shall not have any obligation to subscribe for any further Tranches; and

(ii)	the outstanding amount of each Tranche shall become automatically redeemable in cash and the principal amount shall be paid back to the Investor within ten (10) Business Days as of the date of termination of this Agreement.

14.	Listing of the Shares

As long as any Convertible Notes are outstanding and for a period of sixty-three (63) Business Days thereafter, the Issuer commits to keep the Shares listed on SIX Swiss Exchange and/or at any other Exchange, as the case may be.

15.	Redemption of the Convertible Notes

The Investor is entitled by notice to the Issuer to request the immediate repayment in cash (the Redemption) of the Convertible Notes in the event of a Material Adverse Effect, a Change of Control of the Issuer or an Event of Default.

16.	Commitment Fee

The Issuer will pay to the Investor a commitment fee equal to five (5) percent of each Draw Down (the Commitment Fee). The Commitment Fee will be payable in cash pro rata valoris of each Tranche being issued within five (5) Business Days upon receipt of invoice by the Investor.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

17.	Incentive Fee

(a)	The Investor undertakes to pay to the Issuer an incentive fee equal to ten (10) percent of the Sharing Basis, as calculated according to Clause 17(b), generated on the sale of the New Shares (the Incentive Fee). Any Redemption of a Tranche at the Issuer’s request shall be excluded from this incentive program.

(b)	The sharing basis (the Sharing Basis) shall be the positive difference between the Net Capital Gain and the Net Capital Loss.

Where:

Net Capital Gain is the positive difference between the sale price of all New Shares sold by the Investor (during a calendar quarter as regards the Quarterly Statement and in the aggregate under this Agreement as regards the Final Statement) and the Conversion Price paid for the relevant sold New Shares minus the Transaction Costs.

Net Capital Loss is the negative difference between the sale price of all New Shares sold by the Investor (during a calendar quarter as regards the Quarterly Statement and in the aggregate under this Agreement as regards the Final Statement) and the Conversion Price paid for the relevant New Shares minus Transaction Costs.

(c)	The Investor undertakes to provide to the Issuer, five (5) Business Days after the end of each month, a statement setting out all transactions made by the Investor during such month.

(d)	No later than five (5) Business Days after the expiration of each calendar quarter, a statement of the New Shares sold during the previous calendar quarter (the Quarterly Statement) shall be sent by the Investor to the Issuer in order to determine the amount of the Incentive Fee for such calendar quarter.

(e)	No later than five (5) Business Days after the date on which all the New Shares have been sold, a final statement of the New Shares sold during the Commitment Period (the Final Statement) shall be sent by the Investor to the Issuer in order to determine the amount of the Incentive Fee. To the extent such final Incentive Fee would differ from the aggregate amount paid under the Quarterly Statement, the difference shall be paid to the Investor or the Issuer, as the case may be.

(f)	The amount of the Incentive Fee to be paid by the Investor to the Issuer according to this Clause 17, will be paid twice a year within five (5) Business Days upon receipt of invoice by the Investor.

18.	Bank Accounts and Payments

(a)	All payments pursuant to this Agreement shall be made to the following bank accounts: Issuer’s bank account:

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

***

IBAN: ***

BIC: ***

Clearing No: ***

Account holder: WISeKey International Holding AG

Investor’s bank account:

***

***

***

***

Account holder: Nice & Green SA, Chemin du Joran 10, 1260 Nyon or any other bank accounts indicated by the Parties.

(b)	All payments to be made by the Issuer pursuant to this Agreement shall be made without (and free and clear of any deduction for) set-off or counterclaim.

(c)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(d)	The Investor may set-off any matured obligation due from the Issuer under this Agreement against any matured obligation owed by the Investor to the Issuer provided that the Investor shall not be entitled to set-off any amounts against the obligation to pay the Subscription Price for a Tranche.

19.	Investor Meetings

During the Commitment Period, the Investor will, without separate consideration, arrange four (4) non-deal investor road show meetings in Geneva, Paris, Frankfurt and Monaco. The investors invited shall comprise high net worth individuals, family offices and fund managers interested in investing in growth companies and technology companies. The organization of such meetings is complimentary and excludes catering. The details of the investor meetings will be regulated in a separate agreement to be mutually agreed upon between the Parties.

20.	Miscellaneous

20.1	Notices

(a)	All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in English and shall be deemed to have been received by a Party when:

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(i)	if delivered by post, unless actually received earlier, on the fifth (5th) Business Day (provided that a copy of the notice has also been sent by e-mail on the date of dispatch);

(ii)	if delivered by hand, on the day of delivery; and

(iii)	if delivered by e-mail, upon confirmation by the receiving Party.

(b)	The address and e-mail address for notices shall be:

(i)	if to the Issuer:

WISeKey International Holding AG

Address: General-Guisan-Strasse 6, 6300 Zug, Switzerland

Attention: Chief Financial Officer

E-mail address: pward@wisekey.com

Copy:

Homburger AG

Address: Prime Tower, Hardstrasse 201, 8005 Zurich, Switzerland Attention to: David Oser

E-Mail addresses: david.oser@homburger.ch

(ii)	if to the Investor:

Nice & Green S.A

Address: Chemin du Joran 10, 1260 Nyon, Switzerland

Attention to: Marc Cattelani andlor Benoit Villers

E-mail addresses: mcattelani@nicengreen.ch - bvillers@nicengreen.ch

Each Party shall provide three (3) Business Days’ prior notice to the other Party of any change in address or e-mail address.

20.2	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies

(a)	This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the Parties or, in the case of a waiver, by an authorized representative of the Party waiving a condition or compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive a condition or compliance with one or more of the terms hereof, as the case may be.

(b)	No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(c)	The rights and remedies herein provided are cumulative that either Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

20.3	Binding Effect; No Assignment; No Transfer of Convertible Notes

(a)	This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable except by operation of law; provided that the Investor may assign all or any of its rights under this Agreement to one or more of its Affiliates, it being understood that if the Investor makes such an assignment, it shall nonetheless remain liable for the performance of its obligations pursuant to this Agreement.

(b)	The Investor may not transfer the Convertible Notes.

20.4	Interpretation

In case of any discrepancy between the provisions of this Agreement and the Terms the provisions of this Agreement prevail. The Parties undertake to take the necessary actions to implement the foregoing, including but not limited to consenting to registration of changes to the Terms.

20.5	Captions

All Clause titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections or clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

20.6	Market Abuse Regulation

The Parties confirm that they are aware of the laws and regulations in force applicable to the communication or use of inside information within the meaning of Article 142 FMIA, and the financial and administrative penalties incurred in the event of violation of these rules and undertake to comply with all regulations applicable to the communication and use of inside information.

20.7	Fees and Expenses

Each Party shall pay its own costs and expenses, incurred in relation to the negotiation, preparation, signing and carrying into effect of this Agreement provided however that, as compensation for the Investor’s services in connection with the issuance of the Tranches, the Issuer shall pay to the Investor the following non-refundable fees and expenses:

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(a)	the Commitment Fee payable according to the terms and conditions of Clause 16 above; and

(b)	reimbursement of documented legal expenses reasonably incurred by the Investor, capped at CHF 30,000 (plus any VAT) in connection with the entering into this Agreement payable by the Issuer within thirty (30) days of the invoice date.

20.8	Advisors

Each Party acknowledges that the other Party has not acted as an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Each Party confirms that:

(a)	its own independent investigation and appraisal of the transactions contemplated hereby as it deems necessary has been made by it; and

(b)	all documentation, including this Agreement has been reviewed and discussed with its own advisors concerning such matters.

Investment Agreement between W SeKey International Holding AG and Nice & Green S.A. 21 1 32 A Party shall therefore not have any responsibility or liability to the other Party with respect thereto.

20.9	Confidentiality

Each of the Parties to this Agreement hereby severally undertakes to each other that it will not make any public announcement or statement or communication or disclosure of whatever nature regarding this Agreement without the prior written consent of the other Party (save where required by the SIX Swiss Exchange rules, or any applicable law or the rules of any regulatory body, in which event the relevant Party will consult to the extent legally permitted and practically possible with the other Party prior to the making of such announcement, statement, communication or disclosure but will not be required to obtain the prior consent of the other Party). It is understood and agreed that the Investor has prior to the Signing Date approved a press release to be issued by the Issuer immediately following the Signing Date.

21.	Taxes

All payments under the Convertible Notes will be made without deduction or withholding of any applicable taxes. Any stamp taxes or securities transfer taxes will be borne by the Issuer.

22.	Indemnification

To the extent permissible under Swiss law, the Issuer agrees to defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively the Investor Indemnities) from and against any damages, and expenses in connection therewith, including reasonable attorneys’ fees (the Indemnified Liabilities), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any material misrepresentation or breach of any representation or warranty made by the Issuer in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any material breach of any covenant, agreement or obligation of the Issuer contained in this Agreement or any other certificate, instrument or document contemplated hereby executed by the Issuer.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

23.	Entire Agreement

This Agreement together with the terms and conditions for the Terms represents the full agreement of the Parties. It is a substitute for and replaces all agreements and negotiations, oral or written, past and present dealing and agreements with respect to the matters discussed herein.

24.	Force Majeure and Limitation

A Party shall not be held responsible for any damage arising out of any legal enactment, or any measure undertaken by a public authority, or war, strike, lockout, boycott, blockade or any similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Party takes such measures, or is subject to such measures. A Party shall not in any case be held responsible for any indirect damage, consequential damage and/or loss of profit. Should there be an obstacle as described above for a Party to take any action in compliance with this Agreement, such action may be postponed until the obstacle has been removed.

25.	Execution

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but together the counterparts shall constitute one document.

26.	Governing Law and Jurisdiction

(a)	This Agreement (including the below jurisdiction clause) shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles providing for the application of the laws of any other jurisdiction.

(b)	Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity thereof, shall be submitted to the jurisdiction of the ordinary courts of Zurich, Switzerland.

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

(c)	The Parties undertake and agree that all proceedings conducted with reference to this jurisdiction clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such proceedings, as well as any decision or ruling that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-a-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar rule or regulation.

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[Signatures follow on next page]

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

/s/ Carlos Moreira	/s/ Peter Ward
Name: Carlos Moreira Function: CEO	Name: Peter Ward Function: CFO

/s/ Marc Cattelani
Marc Cattelani Chairman of the Board of Directors

Investment Agreement between WISeKey International Holding AG and Nice & Green S.A.

Schedule 1

Terms and Conditions for the Convertible Notes

[Separate document]

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Confidential

TERMS AND CONDITIONS FOR CONVERTIBLE NOTES

1.	Definitions

In these terms and conditions, the following means:

ADSs	American Depositary Shares representing Class B Shares

Business Day	a Trading Day when banks in Switzerland are open for general banking business (other than over the internet only).

Cash Redemption Formula	shall have the meaning ascribed to it in Section 4(g).

Change of Control	means:

(a)           an event or series of events resulting in one or more persons acting in concert (except for Mr. Carlos Creus Moreira) owning or controlling 50.01 percent or more of the votes in the Company;

(b)           the Company ceasing to be listed on any market administered by SIX Swiss Exchange and/or any other Exchange; or

(c)           any person being obliged under the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of June 19, 2015, as amended from time to time (the FMIA), to make a public offer for all the shares in the Company.

For the purposes of this definition "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively cooperate, through the acquisition directly or indirectly of shares of the Issuer by any of them, either directly or indirectly, to obtain control of the Company.

Commitment Period	the Commitment Period pursuant to the Investment Agreement.

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Company	WISeKey International Holding Ltd.

Conversion	exchange of debt pursuant to a Convertible against New Shares pursuant to these terms and conditions.

Conversion Notice	shall have the meaning set forth in the Investor Agreement and to be sent to via email to: exercise_notice@WISEKEY.COM;

Conversion Period	the period during which notice of Conversion can be given and must be received according to these terms and conditions, as further specified in the Investment Agreement.

Conversion Price	means the price per New Share payable at Conversion and calculated according to these terms and conditions.

Convertible	a debenture issued by the Company pursuant to these terms and conditions and which entitles the Convertible Holder to convert its debt into New Shares pursuant to these terms and conditions.

Convertible Holder	the holder of a Convertible.

Daily Volume Weighted Average Price	means the daily volume weighted average price as published by Bloomberg LP (or should Bloomberg LP cease to exist or cease to publish daily volume weighted average price, by any other financial news and data service provider of reference publishing reliable data on the Shares).

Event of Default	shall have the meaning ascribed to it in Section 7.

Exchange	shall mean any stock exchange, which shall include at least one of Euronext, LSE or Nasdaq.

Investment Agreement	the Investment Agreement entered into between the Company and the Investor on or around May 11, 2020.

Investor	Nice & Green SA.

Material Adverse Change	any event external to the Company having an effect on the value of the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and its affiliates, taken as a whole and/or any condition, circumstance or situation that would prohibit or materially and significantly impact the ability of the Company to enter into and perform any of its obligations under the Investment Agreement in any material respect.

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For the purpose of this definition, "affiliate" shall mean a person or entity that directly or indirectly controls, is controlled by, or is under common control with, another person or entity.

New Shares	means the Shares (including, for the avoidance of doubt, Shares held in treasury) issued to the Investor following Conversion.

Reference Date	shall mean the Trading Day immediately preceding the day on which the Investor subscribes for the loan.

Restricted Period	shall have the meaning ascribed to it in Section 4(k).

Securities Act	shall have the meaning ascribed to it in Section 4(k).

Shares	shall mean, collectively, the Company's current Class B shares as issued by the Company with a nominal value of CHF 0.05 each and listed on the SIX Swiss Exchange (Class B Shares), and any new shares of the Company issued after the date of the Investment Agreement, in each case to the extent listed and tradeable on an Exchange. For the avoidance of doubt, the Company's ADSs shall not be considered Shares.

Trading Day	any day on which the Shares are traded on SIX Swiss Exchange and/or on any other Exchange, provided that "Trading Day" shall not include (i) any day on which the Company's shares are scheduled to trade on such market for less than 4.5 hours (it being specified for the avoidance of doubt that any day during which there would be no effective trading is considered a Trading Day if such suspension is not due to a suspension requested by the Company or by SIX Swiss Exchange or any other Exchange at which the Shares might be listed) or (ii) any day that the Company's shares are suspended from trading at the request of the Company or SIX Swiss Exchange or any other Exchange at which the Shares might be listed during the final hour of trading on such market unless such day is otherwise designated as a Trading Day in writing by the Convertible Holder.

U.S. Person(s)	shall have the meaning ascribed to it in Section 4(k).

2.	Loan Amount, Interest Rate, Maturity, etc.

(a)	The loan, which is represented by Convertibles, amounts to the higher of (i) the aggregated value ("traded value" as reported by Bloomberg LP) of the Shares traded on SIX Swiss Exchange during the five (5) Trading Days preceding the respective Reference Date multiplied by 0.6; or (ii) CHF 125,000.

(b)	The loan does not bear any interest.

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(c)	The Company will register the Convertibles in a debt book and hence no physical promissory notes representing the Convertibles will be issued. The Convertibles will thus be considered to be issued to a certain person.

(d)	The Company assumes liability for payment of the loan and undertakes to effect payment and Conversion pursuant to these terms and conditions and the Investment Agreement.

(e)	The Company shall pay the loan amount on the due date or, if the due date is not a Business Day, on the Business Day immediately after such date. The Convertible Holder is obliged to designate a bank account for payment and payment shall be made to the bank account most recently designated.

3.	Pre-Mature Repayment

(a)	The Convertible Holder has the right to request immediate cash repayment of all Convertibles outstanding upon the occurrence of a Material Adverse Effect, a Change of Control of the Company or an Event of Default, provided that a request for repayment in case of an Event of Default may only be made as long as the Event of Default is outstanding.

(b)	As set out in Sections 8.1 and 8.2, the Convertible Holder is also entitled to request premature repayment in case of a merger or a de-merger.

(c)	Following a request for premature repayment in accordance with this Section 3, payment shall be made no later than ten (10) Business Days following the request for premature repayment.

4.	Conversion

(a)	The Convertible Holder is entitled to request Conversion during the period as from the subscription of the Convertibles to and including twelve (12) months after the date of its subscription.

(b)	The Company and the Convertible Holder may agree to shorten or prolong the Conversion Period as per Clause 4(a).

(c)	The Company may request Conversion during the ten (10) last Business Days of the Conversion Period as per Clause 4(a). To the extent that the Convertible Holder has not requested Conversion during the Conversion Period, the Convertible Holder shall be deemed to have requested Conversion of the Convertibles on the last Business Day of the Conversion Period as per Clause 4(a).

(d)	Conversion must always cover the entire nominal value of the Convertible for which request for Conversion is made.

(e)	The Conversion Price shall correspond to ninety-five (95) percent of the lowest Daily Volume Weighted Average Price for a Share during the ten (10) Trading Days immediately preceding the day for the request for Conversion.

(f)	Upon Conversion, one new Share shall be received for each full amount of the total nominal value of the Convertibles for which Conversion is exercised corresponding to the Conversion Price. If this amount is not evenly divisible by the Conversion Price, the surplus amount is waived by the Convertible Holder in connection with the Conversion.

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(g)	Upon request for Conversion, the Company, in its sole discretion, shall be entitled to, in whole or in part, pay a cash consideration to the Convertible Holder instead of issuing shares in accordance with Clause 4(f). The cash consideration shall be calculated using the following formula:

V = Vn / 0.97, where:

"V": the amount redeemed to the Convertible Holder; and

"Vn": nominal value of the Convertible Note

(the Cash Redemption Formula).

Any cash consideration in accordance with this Section 4(g) shall be paid no later than ten (10) Business Days following receipt of the request for Conversion.

(h)	Conversion requested by the Convertible Holder is made by submitting an application form in the form stipulated and provided by the Company, duly completed and signed, to the Company at the e-mail address specified in the application form. Should such application form (notice of Conversion), not have been received by the Company within the Conversion Period, the right to Conversion will lapse. The notice of Conversion is binding and may not be revoked.

(i)	Conversion requested by the Company is effected by the Company in writing by informing the Convertible Holder that Conversion has been requested.

(j)	For the avoidance of doubt, the Parties agree that a Conversion into ADSs will not be available to the Convertible Holder, except upon specific request by the Convertible Holder and subject to the availability of ADSs under the terms of the deposit agreement for the issuance of ADSs and the written consent of the Company.

(k)	The Investor is a person other than a "U.S. person" (as defined in Regulation S (Regulation S) under the U.S. Securities Act of 1933, as amended (the Securities Act) - U.S. Person(s)) and is located outside the United States. The Investor understands that the Convertible Notes offered to or purchased by it are subject to restrictions on resale into the United States and to U.S. Persons for a period of 40 days after the issuance of such Convertible Notes in the name of the Investor (each such period, the Restricted Period), and agrees that, during the Restricted Period, it will not (x) offer, sell, pledge or otherwise transfer such Convertible Notes into the United States or to U.S. Persons, and that any such sale, offer, sale, pledge or transfer will be conducted in an "offshore transaction" (as defined in Regulation S) and without "directed selling efforts" (as defined in Regulation S) in the United States or (z) deposit the New Shares in an unrestricted depositary receipt facility (including the Company's ADS facility in the United States ). The Investor understands that the Convertible Notes and the New Shares are being offered and sold to it pursuant to an exemption from registration under the Securities Act, or transaction not subject to, the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that the Convertible Notes and the New Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. The Investor agrees to notify any transferee to whom it subsequently reoffers, resells, pledges or otherwise transfers the Convertible Notes or New Shares during the Restricted Period of the restrictions set forth herein. In addition, prior to any such subsequent reoffer, resale, pledge or other transfer of the Convertible Notes or New Shares, the Investor will obtain from such transferee a written undertaking to comply with the transfer restrictions set forth herein.

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5.	Effectuation of Conversion

Following a request for Conversion, the issuance of new shares of the Company to the Convertible Holder, including the allocation of the new shares on the Convertible Holder's securities account, shall be effected by the Company within twenty-four (24) hours, on business days applicable in the Canton where the Company and or the Company's banks reside from receipt of such request for Conversion as set forth in the following step plan which will be executed in accordance with the standard business practices of the banks involved:

Step #	Time	Action	Responsible Party
1	T	Nice & Green (N&G) delivers Conversion Notice to WISeKey International Holding Ltd (WISeKey), copying Zürcher Kantonalbank (ZKB), indicating, among others, the number of shares of WISeKey (WISeKey Shares) to be received.	N&G
2		ZKB sets up DB-DI instruction to SIX SIS SECOM system, indicating number of shares to be registered into SIX SIS SECOM system.	ZKB
3		ZKB informs WISeKey's share register (Computershare) and WISeKey on the execution of step #2.	ZKB
4		WISeKey confirms vis-a-vis Computershare the relevant number of WISeKey Shares to be entered into the share register.	WISeKey
5		Computershare creates relevant number of WISeKey Shares in the share register in the form of intermediated securities (Bucheffekten), registered as "Dispo-Shares".	Computershare
6

Computershare confirms (i) in SIX SIS SECOM system creation of shares as instructed by ZKB is step #2 and (ii) vis-à-vis ZKB that relevant number of WISeKey Shares has been created and registered in the share register as "Dispo-Shares".

Relevant number of WISeKey Shares is reflected in SIX SIS SECOM System and WISeKey Shares are at ZKB's disposal for further steps.

Computershare
7	T + max. 24h	ZKB allocates relevant number of WISeKey Shares in tradable form of intermediated securities (Bucheffekten) on the securities account of N&G with CS.	ZKB

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Step #	Time	Action	Responsible Party
8	CS/bank of purchaser of WISeKey Shares sold by N&G instructs Computershare to enter N&G/purchaser as holder of WISeKey Shares (replacing former registration of newly created WISeKey Shares as "Dispo-Shares").	CS
9	Computershare amends the share register accordingly.	Computershare

6.	Dividend on New Shares

Shares created through Conversion convey right to dividend as from the first record date for dividends that occurs following effectuation of Conversion and registration of such shares into the Company's share ledger.

7.	Events of Default

The following shall constitute events of default (Events of Default):

(a)	default by the Company in the payment of any cash amount due to the Convertible Holder under the Investment Agreement (including, for the avoidance of doubt, the payment of the Convertible Holder's legal fees and the Commitment Fee (as defined in the Investment Agreement)) or a breach of a covenant of the Company under the Investment Agreement (not waived in writing by the Convertible Holder) and which, if curable, is not cured within thirty (30) days as from the first of the following dates: (i) the date on which the Company becomes aware of this breach and (ii) the date on which the Convertible Holder notifies such breach to the Company, requesting that it be cured;

(b)	the delisting of the Shares from SIX Swiss Exchange and/or any other Exchange; for the avoidance of doubt, as long as the Shares are listed on one Exchange, a delisting of the Shares from another Exchange shall not be an Event of Default

(c)	The issuance of the New Shares and their transfer via book-entry to the Convertible Holder share account is no longer legally permitted by all laws and regulations to which the Company is subject;

(d)	the Convertible Holder becomes entitled to request immediate repayment in accordance with Clauses 8.1 or 8.2;

(e)	a Material Adverse Change or Change of Control has occurred; or

(f)	the Company or any of its material subsidiaries voluntarily suspends or discontinues substantially all of its business, liquidates substantially all of its assets except for fair consideration or on an arm's length basis, or is declared bankrupt, enters into liquidation or becomes subject to company re-organization.

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8.	Merger, De-Merger, Winding-Up and Bankruptcy

8.1	Merger

(a)	If (i) the shareholders' meeting resolves to approve a merger pursuant to which the Company shall merge into another company or (ii) all shareholders of the Company sign a such merger, the Convertible Holders shall receive at least equivalent rights in the absorbing company as in the Company (the absorbed company), provided that the Convertible Holders are not entitled to have their Convertibles redeemed pursuant to the merger plan.

(b)	Notwithstanding the provisions in Clause 2 above concerning maturity date, the Convertible Holders may during a period of sixty (60) calendar days starting on the day after the resolution of the shareholders' meeting to approve the merger plan or, when applicable, the signing of such a merger plan by all shareholders, demand immediate payment of the nominal value of their Convertibles.

(c)	The provisions in this Clause 8.1 shall not in any way limit the rights that the Convertible Holders may have under law in their capacity as creditors in connection with the merger.

8.2	De-Merger

(a)	If (i) the shareholders' meeting resolves to approve a de-merger plan pursuant to which the Company shall dissolve by means of some or all of the Company's assets and liabilities are transferred to one or several other companies or (ii) all shareholders in the Company sign such a de-merger plan, the Convertible Holders shall receive at least equivalent rights in the acquiring company, or when applicable, the acquiring companies, as in the Company (the transferring company), provided that the Convertible Holders are not entitled to have their Convertibles redeemed pursuant to the de-merger plan.

(b)	Notwithstanding the provisions in Clause 2 above concerning maturity date, the Convertible Holders may during a period of sixty (60) calendar days starting on the day after the resolution of the shareholders' meeting to approve the de-merger plan or, when applicable, the signing of such a de-merger plan by all shareholders, demand immediate payment of the nominal value of their Convertibles.

(c)	The provisions in this Clause 8.2 shall not in any way limit the rights that the Convertible Holders may have under law in their capacity as creditors in connection with the de-merger.

8.3	Winding-Up

(a)	If it is resolved that the Company shall be wound-up, no notice of Conversion may thereafter be given and no Conversion may thereafter be effected. The right to give notice of Conversion and the obligation to effect Conversion ceases with the winding-up resolution, regardless of the grounds for the resolution and whether the same shall have gained legal force.

(b)	If the winding-up is not carried through, notice of Conversion may again be made and Conversion again be effected in accordance with these terms and conditions.

(c)	No later than twenty-one (21) calendar days prior to the shareholders' meeting to consider a voluntary winding-up pursuant to Article 736 Number 2 of the Swiss Code of Obligations of March 30, 1911, as amended from time to time, the Convertible Holders shall be notified of the contemplated winding-up. The notice shall contain a reminder of that no notice of Conversion may be given nor conversion be effected after that the shareholders' meeting having resolved that the Company shall be wound-up.

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(d)	The provisions in this Clause 8.3 shall not in any way limit the rights that the Convertible Holders may have under law in their capacity as creditors in connection with the winding-up.

8.4	Bankruptcy

(a)	If a court of law declares the Company bankrupt, no notice of Conversion may thereafter be given and no conversion thereafter be effected. The right to give notice of Conversion and the obligation to effect Conversion ceases with the bankruptcy order, regardless of the grounds for the order and whether the same shall have gained legal force.

(b)	If the bankruptcy order is revoked, notice of Conversion may again be made and Conversion again be effected in accordance with these terms and conditions.

9.	Limitation Period for Receiving Payment

The right to receive payment of the loan amount shall lapse ten (10) years after the due date. Funds allocated for lapsed payments shall vest in the Company.

10.	Notices

Notices concerning the Convertibles shall be sent by e-mail to each Convertible Holder at the e-mail address most recently known to the Company. The Convertible holders are obliged to inform the Company of their name and current e-mail address.

11.	Interpretation

In case of any discrepancy between the provisions of these terms and conditions and the Investment Agreement the provisions of the Investment Agreement prevail.

12.	Variation of the Terms and Conditions

The Company shall be entitled to vary these terms and conditions to the extent required by legislation, decisions of courts of law or authorities. The Convertible Holders shall be notified of any variations without unnecessary delay.

13.	Limitation of Liability

(a)	With respect to the actions incumbent on the Company, the Company shall not be held liable for damage arising as a result of Swiss or foreign legislation, any action of a Swiss or foreign authority, acts of war, strikes, blockades, boycotts, lockouts, or similar circumstances.

(b)	If the Company is hindered from taking any measure due to a circumstance referred to in the first paragraph, the taking of such measure may be postponed until such hinder no longer exists.

14.	Taxes

All payments under the Convertibles will be made without deduction or withholding of any applicable taxes. Any stamp taxes or securities transfer taxes will be borne by the Company.

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15.	Governing Law and Jurisdiction

(a)	These terms and conditions and any legal issues arising thereof, shall be governed by and construed in accordance with the laws of Switzerland, excluding its conflict of laws principles providing for the application of the laws of any other jurisdiction.

(b)	Any dispute, controversy or claim arising out of, or in connection with, these terms and conditions, or the breach, termination or invalidity thereof, shall be submitted to the jurisdiction of the ordinary courts of Zurich, Switzerland.

(c)	All proceedings conducted pursuant to Section 15(b), all information disclosed and all documents submitted or issued by or on behalf of any of the disputing parties or the court in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings or the enforcement of any such decision or ruling nor be disclosed to any third party without the prior written consent of the party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing parties.

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